                                   AGREEMENT

      This agreement (hereinafter referred to as "Agreement") between P/S StarGames and On Ice, Inc. (hereinafter referred to as "Venture") and NAK, Inc. (hereinafter referred to as "NAK") is made and entered into this 15th day of November 1995, for the purpose of Nancy Kerrigan (hereinafter referred to as "Athlete"), employee of NAK, participating in up to five (5) figure skating shows with a fairy tale theme to be distributed on video tape, television, CD ROM and any and all other forms of media (hereinafter referred to as "Products").

                                   WITNESSETH

      WHEREAS, NAK has the sole right to contract for the services of Athlete;
and

      WHEREAS, Athlete is an expert professional ice skater; and

      WHEREAS, Venture wishes to produce Products for public distribution starring Athlete; and

      NOW THEREFORE, in consideration of the mutual promises listed below and intending to be legally bound, the parties agree as follows:

2.    TERM OF AGREEMENT.

      This Agreement shall remain in full force and effect from the day on which it is executed, until the number of shows and/or Products are completed as set forth herein, unless sooner terminated in accordance with the terms and conditions hereof, or extended as set forth herein below.

3.    NAK DUTIES.

      The parties agree that NAK shall cause Athlete to perform the following duties in conjunction with this Agreement:

      a. NAK agrees that Athlete shall participate at times and locations to be mutually agreed upon, in up to five (5) video tapes, television shows and other Products, based on fairy tale themes;

      b. NAK agrees that Athlete shall be restricted in performing in other television shows and video tapes with fairy tale themes without the approval of Venture. For purposes of this Agreement, fairy tales shall be defined as well-known fictitious/classic, public domain stories or fables intended to please children.

      Nothing contained herein shall preclude Athlete from participating in any live figure skating show whether or not with a fairy tale theme so long as it is not produced for television or video tape. In addition, Venture agrees that Athlete will be able to perform in figure skating shows for television and/or video tape with other producers or companies (i.e. CBS, NBC, Tom Collins, Ken Feld, etc.). However, NAK agrees that Athlete will not participate in any television show, home video or other Product as defined herein and/or video tape with a fairy tale theme that would, within the reasonable judgment of Venture, negatively impact the distribution of the Products. Venture acknowledges that Athlete is currently scheduled to participate in an annual Halloween show entitled "Halloween on Ice" and is in discussions to participate in a figure skating show with Oksana Baiul which may employ a fairy tale theme. Venture agrees that Athlete's participation in these shows will not be considered a breach of this Agreement. Notwithstanding anything else contained herein, the parties acknowledge that this Agreement is not intended to hinder Athlete's growth in any way or preclude her from exploiting various opportunities so long as such activities are not, as interpreted in the reasonable business judgment of the parties, injurious to the distribution or production of the Products;

      c. If any Product is in fact made, NAK agrees that Athlete shall remain exclusive for the production of Product(s) with fairy tale themes commencing with the distribution date of such Product(s) and lasting for a period of three
(3) years from the date the final or last Product in which Athlete appears begins distribution or is introducted in the marketplace;

      d. NAK agrees to make Athlete available for seven (7) consecutive or non-consecutive days of publicity and promotion for each video tape in which Athlete participates which shall be subject to Athlete's prior bona fide professional and personal commitments, and a reasonable number of days for promotions, advertisements or appearances to promote other Products produced by Venture. The parties understand that seven (7) to nine (9) days will be required for production of each video tape and Athlete will make the necessary time available for said production. The parties will mutually agree on the specific scheduling of appearances and promotional dates.

4.    Consideration.

      In consideration for NAK's duties as set forth in paragraph three (3) of this Agreement, Venture grants to NAK the following rights and benefits in conjunction with this Agreement:

      a. If any video tape is produced, NAK will receive a fee of Thirty-Five Thousand U.S. Dollars ($35,000) per video tape for a minimum of three (3) video tapes as an advance payment against royalties as set forth below;

     b. As soon as Athlete is used in one (1) such video tape, Venture becomes obligated to compensate NAK for three (3) video tapes, whether or not Athlete is used. Such Payment shall be made according to the schedule attached hereafter and labeled Exhibit A; NAK shall be compensated with royalty payments in only those video tapes in which she appears.

     c. If no video tape or Product is produced, Venture shall not owe Athlete any monies related to this Agreement;

     d. Subject to the terms set forth herein and subject to the terms and conditions set forth in the production and distribution agreement between Capital Cities/ABC Video Publishing, Inc. and Venture ("ABC Contract"),
Venture shall pay to NAK a royalty of twenty percent (20%) of the net profits Venture receives from the ABC Contract. The royalty payment set forth herein shall first be applied against the fee set forth in paragraph 4(a). In addition, subject to the ABC Contract, Venture agrees to pay NAK a one time fee of Seventy-Five Thousand Dollars ($75,000) in the event that three (3) or more of the programs are licensed from the ABC Contract for initial broadcast on ABC, CBS, FBC, or NBC (i.e. Network TV) and Venture agrees to pay NAK a one time bonus in the total amount of Twenty-Five Thousand Dollars ($25,000) in the event that three (3) or more of the programs are licensed from the ABC Contract for initial broadcast on non-network television;

     e. NAK shall have the right to inspect the books and records of Venture related to royalty payments from time to time and at NAK's expense. After each royalty statement is received, NAK shall have said right to inspect for that particular statement for a two (2) year period. If there is a significant error in the payment of royalties found as a result of any such inspection, Venture shall bear the cost of that particular inspection or audit.

5. APPROVAL.

     Venture agrees that Athlete shall be consulted for input in all aspects of the production of the Products including, but not limited to, skaters used, music, storylines, costumes, choreography, etc. Further, Venture shall have the ultimate approval over the above elements of production.

6. ASSIGNABILITY.

     Except as stated herein, neither NAK nor Venture shall have the right to sell, exchange, assign or transfer its rights and duties under this Agreement, in whole or in part, to any person and/or entity without the others express approval. NAK shall have the right to assign the financial benefits set forth herein. Venture shall have the rights hereunder to assign its rights to any third party distributors in order to carry out the obligations hereunder or in the event that Venture is dissolved for any reason.

7. NOTICES.

     All notices, statements, consents, approvals, documents and other communications to be given hereunder shall be in writing and given by one party to the other either by personal delivery, by certified mail, or by telegram and shall be addressed as follows:

     If to NAK:

                        NAK Productions
                        Jerry Solomon
                        1101 Wilson Blvd.
                        Suite 1800
                        Arlington, Va. 22209

     If to Venture:

                        Barry Mendelson         and   Alonzo Monk
                        On Ice, Inc.                  PS/StarGames
                        517 N. Robertson Blvd.        24 Yawl St. #2
                        Suite 200                     Marina del Rey, Ca 90292
                        Los Angeles, Ca 90048

or at such other addresses as a party may specify from time to time. Notice given by personal delivery, certified mail, or telegram shall be deemed given upon the date of personal delivery, mailing or delivery of such telegram to a telegraph office, charges prepaid, as applicable.

8. ENTIRE AGREEMENT.

     This Agreement constitutes the entire understanding between Venture and NAK and cannot be altered or modified except by an agreement in writing signed by the parties. Upon its execution, this Agreement shall supersede all prior negotiations, understandings and agreements, whether written or oral, and such prior agreements shall thereupon be null and void and without further legal effect.

9. SEVERABILITY.

     Every provision of this Agreement is severable. If any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not effect the validity of the remainder of this Agreement.

10. GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of California. Any suit or action arising out of breach of this Agreement shall be filed in a court of competent jurisdiction in Los Angeles, California. The parties hereby consent to the personal jurisdiction of said court.

11. ARBITRATION.

     Any disputes arising out of this Agreement shall be submitted for binding arbitration under the Rules of the American Arbitration Association, with the agreed-to venue in the American Arbitration Association office in Los Angeles, California. Judgment on the arbitrator's award may be taken in U.S. District Court or any other court having jurisdiction over the non-prevailing party.

12. INDEMNIFICATION.

     NAK agrees to protect, indemnify, and save harmless Venture from and against any and all expenses, damages, claims, lawsuits, actions, judgments, and costs whatsoever, including reasonable attorney's fees, arising out of, or in any way connected with any claim or action arising out of or caused by any actions of NAK, unless such claims arise from the gross negligence or wanton and willful acts of Venture. Venture agrees to protect, indemnify, and save harmless NAK from and against any and all expenses, damages, claims, lawsuits, actions, judgments, and costs whatsoever,including reasonable attorney's fees, arising out of, or in any way connected with any claim or action arising out of or caused by any actions of Venture, unless such claims arise from the gross negligence or wanton and willful acts of NAK.

13. INDEPENDANT CONTRACTOR.

     Nothing contained herein shall be deemed to create a partnership or joint venture between NAK and Venture. The parties shall be treated as independent contractors; as such, there shall be no withholding of any taxes from any payments made hereunder.

14. CONFIDENTIALITY.

     Except to third party distributors and as required by law, the parties agree not to divulge any of the terms and conditions set forth herein to any other individual, company, or third party entity, and that the terms and conditions shall remain strictly confidential.

15. SIGNIFICANCE OF PARAGRAPH HEADINGS.

     Paragraph headings contained hereunder are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though paragraph headings had been omitted.

16. RIGHT TO CONTRACT.

     Each party hereto represents to the other that it is authorized to enter into this Agreement and provide the services to be provided hereunder and the exercise of the rights granted to the other party hereunder will not conflict with any commitments or agreements previously entered into between the representing party and other party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/  NANCY A. KERRIGAN                                           11/15/95
------------------------                                   ---------------------
NAK, Inc.                                                          Date

      President
------------------------
Title:


/s/ BARRY MENDELSON
------------------------                                   ---------------------
Venture                                                    Date

         Partner
------------------------
Title: